Exhibit 10.16

OFFICE LEASE AGREEMENT

Jutland 4141 Investments, Ltd

DBA Chandler Office Center

and

Everspin Technologies, Inc.

(Tenant)

INDEX

ARTICLE I	FUNDAMENTAL LEASE PROVISIONS
ARTICLE II	TERM
ARTICLE III	RENT
ARTICLE IV	USE OF PREMISES
ARTICLE V	INSURANCE/INDEMNIFICATION
ARTICLE VI	IMPROVEMENTS TO PREMISES
ARTICLE VII	MAINTENANCE AND SERVICES
ARTICLE VIII	FINANCIAL INFORMATION
ARTICLE IX	CASUALTIES
ARTICLE X	CONDEMNATION
ARTICLE XI	ASSIGNMENT/SUBLETTING
ARTICLE XII	RULES & REGULATIONS
ARTICLE XIII	MORTGAGE LENDERS
ARTICLE XIV	DEFAULT AND REMEDIES
ARTICLE XV	QUIET ENJOYMENT
ARTICLE XVI	NOTICES
ARTICLEXVII	GENERAL

EXHIBIT A	Floor Plan of Premises
EXHIBIT B	Improvements to Premises
EXHIBIT C	Rules and Regulations

1.

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (“Lease”) is made this January 7th day of January, 2011, by and between JUTLAND 4141 INVESTMENTS, LTD., dba Chandler Office Center (the “Landlord”) and EVERSPIN TECHNOLOGIES, INC. (the “Tenant”).

WITNESSETH, that for good and valuable consideration, the Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, the Premises (defined herein) upon all upon the following terms and conditions:

ARTICLE I - FUNDAMENTAL LEASE PROVISIONS

§1.01 Landlord. Jutland 4141 Investments, Ltd., dba Chandler Office Center a California Limited Partnership

§1.02 Tenant. Everspin Technologies, Inc., a Delaware corporation

§1.03 Premises. That certain commercial space currently identified as located in the City of Chandler, County of Maricopa, State of Arizona, containing approximately 8,464 rentable square feet in Suite # 220. The Premises are shown in Exhibit A.

§1.04 Building. That certain commercial building currently identified as located at 1347 North Alma School Road, City of Chandler, County of Maricopa, State of Arizona,

§1.05 Project. Those three certain commercial buildings currently identified as located at 1347 North Alma School Road, 1351 North Alma School Road, and 1331 North Alma School Road, City of Chandler, County of Maricopa, State of Arizona,

§1.06 Lease Term. 89 full calendar months

§1.07 Commencement Date. The date when all of the following have occurred: (i) all of the Improvements to Premises be constructed by Landlord have been substantially completed in accordance with Exhibit B, (ii) a certificate of occupancy and/or a conditional use permit or other such document has been issued for the Premises by the applicable governing authority, if required, and (iii) Landlord has delivered the Premises to Tenant. “Substantial completion” shall be defined as completion of all Improvements to Premises subject only to the completion of minor punch-list items that do not interfere with Tenant’s use and occupancy of the Premises

§1.08 Expiration Date. The day immediately prior to the 89 month anniversary of the Commencement Date; provided that if the Commencement Date is not the first day of a calendar month, the Expiration Date shall be the last day of the calendar month in which the 89 month anniversary of the Commencement Date occurs

§1.09 Rent Commencement Date. The day immediately prior to the five month anniversary of the Commencement Date; provided that if the Commencement Date is not the first day of a calendar month, the Rent Commencement Date shall be the last day of the calendar month in which the five month anniversary of the Commencement Date occurs.

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§1.10 Base Rent. Month 01 shall mean the first full calendar month of the Lease Term plus any partial calendar month in which the Commencement date occurs.

Months 01-05: $00.00 per rentable sq. ft., full service.

Months 06-17: $15.00 per rentable sq. ft., full service

Months 18-29: $16.00 per rentable sq. ft., full service

Months 30-41: $17.00 per rentable sq. ft., full service

Months 42-53: $18.00 per rentable sq. ft., full service

Months 54-65: $19.00 per rentable sq. ft., full service

Months 66-77: $20.00 per rentable sq. ft., full service

Months 78-89: $21.00 per rentable sq. ft., full service

*plus all applicable taxes

§1.11 Sales Tax. In addition to Rent, Tenant agrees to pay any excise, privilege or Sales Taxes, either state, local or federal, or any tax levied on the rental or the receipt thereof (not including net income taxes).

§1.12 Annual Rent Increases. Increases will be per square foot per annum and payable monthly according to the rental schedule in Section 1.08 above.

§1.13 Base Year. 2011.

§1.14 Percentage of Operating Costs. For Building Operating Costs, a li-action, the numerator of which is the total rentable area of the Premises and the denominator of which is the total rentable area of the Building. For Project Operating Costs, a fraction, the numerator of which is the total rentable area of the Premises and the denominator of which is the total rentable area of the Project.

§1.15 Addresses for Notices.

Landlord:	Jutland 4141 Investments, Ltd.
dba Chandler Office Center
1347 North Alma School Road Suite #210
Chandler, AZ

Tenant:	Premises

With a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, AZ 85004-2202
Attn: Dan Mahoney

§1.16 Permitted Use. The primary use of the Premises shall be general office use.

§1.17 Security Deposit. $16,500.

§1.18 Credit Enhancement. See Article VIII.

3.

ARTICLE II - TERM

§2.01 Term. This Lease shall begin on the Commencement Date. In the event that the Tenant enters into occupancy of the Premises prior to the Commencement Date for the purpose of constructing improvements or installing fixtures therein (and without conducting business therein), then all terms of this Lease except those regarding the payment of rent and other charges shall apply to such occupancy.

§2.02 Confirmation. Landlord shall, within 30 days after the commencement of the Term, forward to Tenant in writing the actual dates of the Commencement Date and the expiration of the Term and Tenant shall countersign the document.

§2.03 Surrender. The Tenant shall at the expiration of the Term or any earlier termination of this Lease (a) promptly surrender to the Landlord possession of the Premises, including any fixtures or other improvements which under the provisions of this Lease are property of the Landlord, all in good order and repair (ordinary wear and tear excepted) and broom clean, (b) remove from the Premises the Tenant’s signs, goods and effects and any machinery, trade fixtures and equipment used in conducting the Tenant’s trade or business and not owned by the Landlord located at the Premises or the Building and (c) repair any damage to the Premises or the Building caused by such removal. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to remove any wiring or cabling serving the Premises.

§2.04 Holding Over. If the Tenant continues to occupy the Premises beyond the expiration or of the Term or any earlier termination of this Lease and Landlord consents to such continuation, such occupancy shall be a month to month tenancy subject to all of the other terms and conditions contained in this Lease, except that the Base Monthly Rent payable during the period of such occupancy shall be equal to one and one-quarter times (125%) the amount of the Base Monthly Rent which was last in effect during the Term. Nothing in the foregoing shall be deemed in any way to limit or impair the Landlord’s right to immediately evict the Tenant or exercise its other rights and remedies under the provisions of this Lease or applicable law, including the collection of consequential and other damages, on account of the Tenant’s occupancy of the Premises without having obtained Landlord’s prior consent.

ARTICLE III - RENT

§3.01 Base Rent. Tenant shall pay a minimum annual rental in each one-year period during the Term hereof which shall be referred to hereinafter as “Base Rent.” Base Rent shall be calculated and increased for each such year as set forth in the Fundamental Lease Provisions.

§3.02 Operating Costs. Tenant shall be obligated to pay to Landlord a share of the operating costs and expenses incurred in connection with the Project as follows:

(A) Tenant shall pay to Landlord in each year or part year during the Term a proportionate share of the amount, if any, by which the Operating Costs (defined below) applicable to the Project in each such year or part year exceeds the Operating Costs allocable pro rata to the Project in the Base Year (defined below). No Operating Costs shall be due during the Base Year.

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(B) For these purposes, the fraction used in determining the Tenant’s proportionate share of such items shall be the Pro Rata Share set forth in the Fundamental Lease Provisions. Notwithstanding the foregoing, in calculating the Tenant’s Pro Rata Share of Operating Costs for any year, Landlord shall have the right to calculate such charges on the basis of the Building or the entire Project with respect to any of such Costs, provided that in making such calculations, the denominator used in determining the Tenant’s Pro Rata Share shall include the total rentable square footage of the Building or the total rentable square footage in the entire Project, respectively.

(C) The Base Year shall be the calendar year as defined in section 1.13 above.

(D) The “Operating Costs” shall mean all expenses, costs and disbursements of every kind and nature incurred in connection with the ownership, management, maintenance, repair, replacement and operation of the Building and Project, including but not limited to the following: (1) cost of any utilities ‘which are not submetered directly to tenant spaces; (2) cost of repairs and general maintenance to the Building, (3) costs of repairs, replacements and general maintenance to the parking areas, all sidewalks and other common facilities, and all other improvements at the Project. For purposes of this provision, Operating Costs shall not include (a) the cost of capital improvements (except as expressly provided above), (b) the costs of tenant improvements within tenant spaces, (c) ground rent or debt service, (d) depreciation, (e) expenses incurred in leasing, obtaining new tenants or leasing commissions, (f) accounting or legal services (g) costs or expenses for which Landlord is or will be reimbursed or indemnified (whether by an insurer, condemnor, tenant or otherwise), should Landlord be reimbursed, Landlord will credit reimbursement back to Tenant, (h) cost of correcting any applicable building or fire code violation(s) or violations of any other applicable law relating to the Project, and/or the cost of any penalty or fine incurred for noncompliance with the same, if such violation exists as of the Commencement Date and Landlord is deemed responsible for the violation; or (i) costs for entertainment or building promotional expenses.

(E) In addition to the above-listed expense exclusions, Landlord has agreed that in no event will the total controllable Operating Costs passed through to Tenant in any year be greater than five percent (5%) more than such expenses passed through to Tenant during the prior year (“Expense Cap”). For purposes of this Section, “controllable Operating Costs” shall include all Operating Costs other than taxes, utilities and insurance. Calculation of the Expense Cap shall be done on a cumulative basis from the Base Year.

§3.03 When Due and Payable.

(A) All rental obligations set forth in the foregoing provisions and elsewhere in this Lease, except for Base Rent, shall be referred to hereinafter as “Additional Rent.” All Base Rent and Additional Rent are sometimes hereinafter together referred to as “Rent.”

(B) The Base Rent for each year (or part thereof) during the Term shall be due and payable in 12 consecutive, equal monthly installments, in advance, on the first day of each calendar month during the Term, provided that the installment of Rent for the first full calendar month of the Term shall be due upon execution of this Lease.

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(C) Tenant shall pay all Additional Rent within 30 days after being billed therefor by Landlord. However, Landlord may, at its discretion, (a) make from time to time during the Term a reasonable estimate of the Additional Rent which may become due for any year, (b) require the Tenant to pay to the Landlord such Additional Rent in equal installments at the time and in the manner that the Tenant is required hereunder to pay monthly installments of Base Rent, and (c) at the Landlord’s reasonable discretion, increase or decrease from time to time during such year the amount initially estimated for such year, all by giving the Tenant written notice thereof. In such event, the Landlord shall cause the actual amount of such Additional Rent to be calculated, and the Tenant or the Landlord shall within 30 days pay to the other the amount of any deficiency or overpayment, whichever the case may be.

(D) Landlord shall have the right to apply any payment of Rent by Tenant to any amounts outstanding in any order at Landlord’s sole discretion. Acceptance by Landlord of any partial payment of Rent shall not be deemed a waiver or satisfaction of the Tenant’s obligation to timely pay when due all remaining amounts of Rent hereunder, which shall remain due in their entirety according to the terms of this Lease.

§3.04 Proration. All items of Rent shall be prorated for any month during the Term which is not a full calendar month or in which two different rental rates are applicable. If only part of any calendar year falls within the Term, the amount computed as Additional Rent for such calendar year under the foregoing provisions of this section shall be appropriately prorated, but the expiration of the Term before the end of a calendar year shall not limit the Tenant’s obligation hereunder to pay the prorated portion of Additional Rent applicable to that portion of such calendar year falling within the Term.

§3.05 Late Payment. Each such payment of Rent shall be made promptly when due, without any demand, deduction or setoff whatsoever, at the place directed by Landlord. Any payment of Rent not made when due (subject to a 5 clay grace period), shall be subject to a late payment charge, for each occurrence of delinquency, of 5% of the amount overdue and payable. This late payment charge shall be in addition to the interest provided for above and shall be due and payable with the next succeeding Rent payment. The obligation to pay Rent shall survive termination of this Lease.

§3.06 Security Deposit. Upon signing this Lease, Tenant shall deposit with the Landlord the Security Deposit, which shall be retained by the Landlord as security for the Tenant’s payment of Rent and performance of all of its other obligations under the provisions of this Lease. On the occurrence of an Event of Default (as defined herein), the Landlord shall be entitled, at its sole discretion, to (i) apply any or all of such sum in payment of any Rent then due and unpaid, any expense incurred by the Landlord in curing any such default, and/or any damages incurred by the Landlord by reason of such default (including but not limited to attorneys’ fees), in which event Tenant shall immediately restore the amount so applied, and/or (ii) to retain any or all of such sum in liquidation of any or all damages suffered by the Landlord by reason of such default. However, the foregoing shall not serve in any event to limit the rights, remedies and damages accruing to Landlord under Article XIII or any other provision of this Lease on account of default by Tenant. Within 90 days after the expiration or termination of this Lease, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease.

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§3.07 If Tenant’s actual Percentage of Operating Costs for a given year exceeds the estimated payments made by Tenant for such year, Tenant shall pay to Landlord the deficiency within 30 days following, receipt of notice to Tenant of the amount due and a statement of accounting for such expenses. If Tenant’s estimated payments for a given year exceed Tenant’s actual Percentage of Operating Costs for such year, Tenant shall be entitled to offset the excess against the next rental payments due to Landlord under this Lease if the Lease is still in effect. If the Lease has terminated, any such excess shall be refunded to Tenant at the same time that Landlord issues its statement of accounting to Tenant. Landlord will notify Tenant by March 1 of each year with the Tenants actual Pro-Rata share of Operating Costs.

§3.08 The amount of actual Operating Costs for the Base Year shall be determined by dividing the greater of (A) (i) Operating Costs actually paid or incurred by Landlord for the Base Year or (ii) Operating Costs that would have been paid or incurred if 95% of the rentable area of the Project were occupied for the Base Year by (B) the rentable area of the Project.

§3.09 Landlord shall maintain books and records of all Operating Costs and shall permit Tenant to audit Landlord’s statements for any annual period no earlier than April 1 of the following year for any previous calendar year and provided that Tenant has paid actual Percentage of Operating Costs in any previous year during Tenants lease term. If Tenant elects to audit such books and records, Landlord shall reasonably cooperate with Tenant, and any deficiency or overpayment disclosed by such audit shall be promptly paid or refunded the case may be. To the extent that an audit discloses calculation errors or misstatements which affect prior years, an expense adjustment will be made which will reflect all years affected by such errors. If any such audit discloses that the total Operating Costs billed to Tenant were overstated by more than 5% of the total actual Operating Costs, Landlord shall reimburse Tenant for the reasonable costs of such audit.

ARTICLE IV - USE OF PREMISES

§4.01 Use. Tenant shall only use the Premises for the Permitted Use, and for no other use or purpose. Tenant shall be permitted to change its trade name to another affiliated entity Trade Name with the prior written approval of Landlord whose approval will not be unreasonably withheld.

§4.02 Laws. Tenant shall comply with any and all federal, state and local laws, ordinances and regulations, including but not limited to the Americans With Disabilities Act, applicable to the Premises, to the Tenant’s use of the Premises or to any common areas of the Project, and Tenant shall make any changes or improvements to the Premises required thereby, subject to §6.03 hereof.

§4.03 Common Areas & Parking. The Landlord hereby grants to the Tenant a non-exclusive license to use all other common areas of the Building and the surrounding grounds on which the Building is located which are manifestly designed and intended for common use by the occupants of the Building, all for pedestrian ingress and egress to and from the Premises.

7.

Such license shall be exercised in common with the Landlord and other tenants and their respective employees and invitees and in accordance with the Rules and Regulations promulgated from time to time pursuant to the provisions of Article XII. In addition, such non-exclusive license shall include the Parking Spaces, and Tenant shall pay the Parking Charges, if any, subject to section 17.15 below, as Additional Rent, on a monthly basis at the times and in the manner that all other Additional Rent is paid hereunder. At all times, Landlord shall have the right to rearrange, improve, reduce, replace or otherwise alter the parking areas and any other common areas at the Project, as well as any utility or mechanical systems and equipment at the Premises, Building or Project., provided that Landlord shall not permanently obstruct access to the Premises (beyond reasonable obstructions arising during the construction process) in making any such changes to the common areas, systems or equipment.

§4.04 Right of Entry. Landlord and its agents and contractors shall be entitled to enter the Premises at any time (a) to inspect the Premises, (b) to exhibit the Premises to any existing or prospective purchaser, tenant or mortgagee thereof, (c) to make any alteration, improvement or repair to the Building or the Premises, or (d) for any other purpose relating to the operation or maintenance of the Project, all provided that the Landlord shall (1) give the Tenant at least 24 hours’ prior notice of its intention to enter the Premises (unless doing so is impractical or unreasonable because of emergency), and (2) use reasonable efforts to avoid interfering with the Tenant’s use and enjoyment thereof.

ARTICLE V - INSURANCE/INDEMNIFICATION

§5.01 Tenant’s Insurance. The Tenant shall procure and maintain, at its expense and throughout the Term, the following insurance:

(a) Lessee shall, at Lessee’s expense, obtain and keep in force during the term of this Lease a policy of Commercial General Liability insurance utilizing an Insurance Services Office standard form with Broad Form General Liability Endorsement, or equivalent, in an amount of not less than $1,000,000 per occurrence of bodily Injury and property damage combined and shall insure Lessee with Lessor as an additional insured against liability arising out of the use, occupancy or maintenance of the Premises. Compliance with the above requirement shall not, however, limit the liability of Lessee hereunder.

(b) Lessee shall, at Lessee’s expense, obtain and keep In force during the term of this Lease for the benefit of Lessee, replacement cost fire and extended coverage insurance, with vandalism and malicious mischief, sprinkler leakage endorsements, in an amount sufficient to cover not less than 100% of the full replacement cost, as the same may exist from time to time, of all of Lessee’s personal property, fixtures, equipment and tenant improvements.

(c) Business income and interruption insurance with limits of at least 100% of Tenant’s gross profit for a 12 month period.

Each liability insurance policy described above (except employer’s liability policies) shall name Landlord, Landlord’s agent and advisor, Landlord’s property manager, and any Mortgagees (defined in §13.01 below), and expressly including any trustees, directors, officers, employees or agents of any such entities, all as additional insureds. Each property

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insurance policy described above shall name Landlord as loss payee with respect to any permanently affixed improvements and betterments to the Premises. All such policies shall (i) be issued by insurers licensed to do business in the state in which the Project is located, (ii) be issued by insurers with a current rating of “A-” “VII” or better in Best’s Insurance Reports, (iii) be primary without right of contribution from any of Landlord’s insurance, (iv) be written on an occurrence (and not claims-made) basis, and (v) be uncancellable without at least 30 days’ prior written notice to the Landlord and any Mortgagee (10 days for non-payment of premiums). At least 15 days before the Commencement Date (or, if earlier, the date Tenant first enters into the Premises for any reason), Tenant shall deliver to the Landlord certificates of insurance satisfactory to Landlord for each such policy required above.

Within 10 days after any such policy expires, Tenant shall deliver to the Landlord a certificate of renewal evidencing replacement of the policy. The limits of insurance required by this Lease or as otherwise carried by Tenant shall not limit the liability of Tenant or relieve Tenant of any obligations under this Lease, except to the extent provided in any waiver of subrogation contained in this Lease. Tenant shall have sole responsibility for payment of all deductibles.

§5.02 Landlord’s Insurance. The Landlord shall maintain throughout the Term all-risk or fire and extended coverage insurance upon the Building in an amount equal to the greater of the full replacement cost or the amount required by the Mortgagee. The premiums for such insurance and of each endorsement thereto shall be deemed to be part of the Operating Costs a share of which is to be paid by Tenant as Additional Rent hereunder. Furthermore, Tenant shall pay, as Additional Rent and as billed by Landlord, the entire amount of any increase in premiums for any insurance obtained by Landlord that occurs solely due to the particular use of the Premises by Tenant.

§5.03 Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waives all rights to recovery, claims or causes of action against the other and the other’s agents, trustees, officers, directors and employees on account of any loss or damage which may occur to the Premises, the Project or any improvements thereto or to any personal property of such party to the extent such loss or damage is caused by a peril which is required to be insured against under this Lease, regardless of the cause or origin (including negligence of the other party). Landlord and Tenant each covenants to the other that, to the fullest extent permitted by law, no insurer shall hold any right of subrogation against the other party. Tenant covenants to Landlord that all policies of insurance maintained by Tenant respecting property damage shall permit such waiver of subrogation, and Tenant agrees to advise all of its insurers in writing of the waiver.

§5.04 Indemnification. Except for items subject to Article 14 below, Tenant hereby agrees to indemnify and hold Landlord and Landlord’s agents and advisors harmless from and against any cost, damage, claim, liability or expense (including attorney’s fees) incurred by or claimed against Landlord, directly or indirectly, as a result of or liability for any injury (including death) or damage to any person or property whatsoever, other than that caused by the gross negligence or willful misconduct of Landlord, its agents, servants and employees: (a) occurring on or at the Premises; or (b) occurring as a result of any act, neglect, fault or omission to act on the part of Tenant, its agents, contractors, employees, or invitees. Furthermore, Tenant hereby releases and absolves Landlord from any liability for theft, damage or other loss, regardless of the cause or reason, in connection with any furniture, fixtures, machinery, equipment, inventory, any vehicles in the parking areas, or other personal property of any kind, belonging to Tenant or to any of its employees, agents, invitees or licensees.

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ARTICLE VI - IMPROVEMENTS TO PREMISES

§6.01 Initial Improvements. Certain improvements shall be constructed in the Premises by Landlord as described in Exhibit B hereto (the “Space Improvements”) for the purpose of initially preparing the Premises for occupancy by Tenant. Prior to the Commencement Date, any work performed by Tenant or any fixtures or personal property moved into the Premises shall be at Tenant’s own risk. Landlord shall use commercially reasonable efforts to complete such improvements on or before the Commencement Date set forth in the Fundamental Lease Provisions, but Landlord shall have no liability to the Tenant hereunder if prevented from doing so for any reason whatsoever, including but not limited to strike or other labor troubles, governmental restrictions, failure or shortage of utility service, national or local emergency, accident, flood, fire or other casualty, adverse weather condition, other act of God, inability to obtain a building permit or a certificate of occupancy, or any other cause beyond the Landlord’s reasonable control. In such event, the Commencement Date and expiration date of the Term shall be postponed for a period equaling the length of such delay. If any delay in completion of the Space Improvements or in delivering possession of the Premises is deemed to be caused by Landlord’s gross negligence and as a result, the Initial Improvements are not completed by July 31, 2011, Tenant shall have the right to cancel this Lease and have no other obligations hereto. However, if any delay in completion of the Space Improvements or in delivering possession of the Premises to Tenant are caused by Tenant, including Tenant’s requesting changes in the Space Improvements which delay completion thereof, then Tenant shall commence all of its obligations hereunder (including the payments of Rent), and all terms herein shall be effective and binding, on that date reasonably calculated by Landlord or its contractor as the date on which Landlord would have substantially completed the Space Improvements if not for such delay.

§6.02 As-is Condition. Except for any work described in Exhibit B which is to be performed by Landlord, Tenant acknowledges and agrees that the Premises shall be leased hereunder “as-is, where-is” without warranty as to physical condition, environmental condition, zoning, suitability for a particular purpose or any other matter whatsoever.

§6.03 Tenant’s Alterations. The Tenant shall not make any alteration, addition or improvement to the Premises, whether structural or nonstructural and including any signs or other items which may be visible from the exterior of the Premises, without the Landlord’s prior written consent. If the Landlord consents to any such proposed alteration, addition or improvement, it shall be made at the Tenant’s sole expense (and the Tenant shall hold the Landlord harmless from any cost incurred on account thereof), and at such time and in such manner as to not unreasonably interfere with the use and enjoyment of the remainder of the Project by any other tenant or other person. All such alterations and improvements shall comply in all respects with any and all applicable federal, state and local laws, ordinances and regulations, including but not limited to the Americans With Disabilities Act and regulations promulgated thereunder. In addition, if and to the extent required by Landlord, Tenant shall remove any alterations or improvements to the Premises, whether deemed a part of the real ‘property and thereby owned by Landlord or otherwise, and Tenant shall repair any damage

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resulting from such removal, all at Tenant’s expense. Furthermore, Tenant shall indemnify Landlord from all damages, losses or liability arising from such alterations or improvements, or the construction or removal thereof, by Tenant or by any other party other than Landlord. Without securing Landlord’s prior consent, Tenant shall be permitted to hang pictures and shelving and perform other similar minor decorating activities and to perform non-structural alterations, which alterations do not require the acquisition of a building permit, provided that Tenant complies with all pertinent building code, fire, safety and other such governmental regulations.

§6.04 Mechanics’ Liens. The Tenant shall (a) immediately bond or have released any mechanics’, materialman’s or other lien filed or claimed against any or all of the Premises, the Building, or any other property owned or leased by the Landlord by reason of labor or materials provided for the Tenant or any of its contractors or subcontractors, or otherwise arising out of the Tenant’s use or occupancy of the Premises, and (b) defend, indemnify and hold harmless the Landlord against and from any and all liability or expense (including but not limited to attorneys’ fees) incurred by the Landlord on account of any such lien or claim. Failure by Tenant to discharge the lien or post bond (which under law would prevent foreclosure or execution under the lien) within ten (10) days after demand by Landlord, shall be a default by Tenant under this Lease and, in addition to Landlord’s other rights and remedies, Landlord may take any action necessary to discharge the lien.

§6.05 Fixtures. Any and all improvements, repairs, alterations or other property attached to, used in connection with or otherwise installed within the Premises by the Landlord or the Tenant shall, immediately on the completion of their installation, become the Landlord’s property without payment therefor by the Landlord. However, upon the expiration of the Term, Tenant shall have the right to remove any furniture, inventory and equipment which is not affixed to the Premises or paid for by Landlord through improvement allowances or otherwise.

ARTICLE VII - UTILITIES & MAINTENANCE

§7.01 Ordinary Services. During the Business Hours, Landlord shall provide heating and air-conditioning to the Premises, in the appropriate seasons of the year, as necessary tin Landlord’s judgment) for the normal use and occupancy of the Premises. In addition, Landlord shall provide (a) electricity and water suitable for the use of the Premises in accordance with the provisions of §4.01, (b) automatic elevator service within the Building and (c) janitorial service and trash removal service. All such services shall be an Operating Cost of the Building for which Tenant pays their Percentage above the Base Year as defined in Article III above. “Business Hours” shall mean 7:00 a.m. to 6:00 p.m. Monday through Friday and closed on Saturday, Sunday and Building observed holidays, but Tenant shall have access at all times. Building Hours shall be subject to change by Landlord with sufficient notice of the new Business Hours provided in writing to Tenant, however, in no event shall the Building Hours begin later then 9:00am or end earlier than 5:00pm Monday through Friday and Building observed holidays.

§7.02 Extraordinary Services. The Landlord shall not be obligated to provide to or for the benefit of the Premises any of the services referred to in the provisions of §7.01 above other than during the Business Hours referred to therein. lf the Tenant requests such services to be continued during extended hours, Tenant shall pay to the Landlord as Additional Rent the amount from time to time charged by the Landlord for such extended service, such amount to be calculated as a function of the costs to provide such services during extended hours and the number of tenants sharing same at the time requested.

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§7.03 Excessive Use. The Tenant shall not, without first obtaining the Landlord’s written consent thereto, install within the Premises any machinery, appliances or equipment which uses electrical current in excess of that which is standard for the Building, and Tenant shall pay as Additional Rent the additional expense incurred by the Landlord as a result of any of the foregoing, including that resulting from any installation of such equipment. The Landlord shall have the right from time to time, using sub-meters or other methods, to measure the consumption of electricity or other utilities upon the Premises. In the event Landlord determines Tenant is consuming a disproportionate amount of electricity or other utilities at the Premises in relation to other tenants, and regardless of whether such determination is reached by submetering or other methods, Tenant shall pay Landlord (a) within 30 days after billing, the out-of-pocket costs of installing submeters, and (b) on a monthly basis, as Additional Rent, the cost of all such electricity or other utilities consumed at the Premises as indicated by the submeter(s) in excess of Base Year costs for electricity.

§7.04 Maintenance by Tenant. The Tenant shall at all times maintain the Premises, and all elements thereof, in good, clean and safe repair and condition.

§7.05 Maintenance by Landlord. The Landlord shall furnish, supply and maintain in good order and repair (a) the roof and other structural portions of the exterior of the Building, (b) the common areas of the Building, and (c) the base building heating, ventilating and air-conditioning facilities.

§7.06 Interruption. The Landlord shall have no liability to the Tenant on account of any failure, modification or interruption of electricity, water or other utility or HVAC or other service or interruption in access to the Premises, but in any such event Landlord shall take reasonable steps to provide for the resumption of such service or access to the extent the same is within Landlord’s control. In addition, Landlord shall not be liable to the Tenant for any disruption to Tenant’s business which occurs as a result of any repairs, replacements, improvements or alterations that take place within the Premises. However, during any such repairs, replacements, improvements or alterations, Landlord shall take reasonable steps to minimize the disruption. If any failure to provide services or utilities continues for more than two consecutive business days and materially interferes with Tenant’s conduct of business in or use and operation of the Premises, Tenant shall be entitled to an equitable abatement of rent for such period of time as the interruption is in effect.

ARTICLE VIII - FINANCIAL INFORMATION

§8.01 Financial Reporting. Tenant shall deliver to Landlord quarterly financial statements within 30 days of the close of each calendar quarter or, if applicable, within 30 days after Tenant’s unrestricted cash position falls below $2,000,000.00, in each case, as prepared by Tenant in its customary financial reporting to Tenant’s lender. Such financial statements shall include a calculation of Tenants unrestricted cash position. Unless otherwise agreed to in writing by Tenant, Landlord agrees:

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(A) except as required by law, to keep all Tenant financial statements confidential and not to disclose or reveal such financial statements to any person other than those employed by Landlord or on its behalf who are actively and directly participating in the evaluation of Tenant’s unrestricted cash position and to cause those persons to observe the terms of this Section; and

(B) not to use Tenant financial statements for any purpose, other than in connection with evaluation of Tenant’s unrestricted cash position.

In the event that Landlord is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Tenant financial statements, Landlord agrees that it will provide Tenant with prompt notice of such request(s). Without prejudice to the rights and remedies otherwise available to Tenant, Tenant will be entitled to equitable relief by way of injunction if Landlord or any of its employees, agents, consultants or representatives breach or threaten to breach any of the provisions of this Section.

§8.02 Credit Event. If Tenant’s unrestricted cash position falls below $2,000,000.00 as indicated in any Tenant financial statement (a “Credit Event”), Landlord may deliver notice of such Credit Event (the “Credit Notice”) to Tenant demanding that Tenant either provide evidence that Tenant’s unrestricted cash position is greater than or equal to $2,000,000.00 or Tenant provide the Credit Enhancement (defined below). Such Credit Event shall be deemed an Event of Default if, within 90 days of delivery of the Credit Notice, (a) Tenant’s does not provide subsequent financial statements indicating an unrestricted cash position greater than or equal to $2,000,000.00 or (b) Tenant does not provide the Credit Enhancement (defined below) to Landlord.

§8.03 Credit Enhancement. The “Credit Enhancement” shall mean a Letter of Credit from an FDIC approved financial institution in an amount equal to product of twelve multiplied by the monthly Base Rent amount as of delivery of the Credit Notice. Such Credit Enhancement shall be to the benefit of Landlord which Landlord may draw upon in the event an Event of Default has occurred and is continuing beyond any applicable cure period under the Lease. The Credit Enhancement shall remain in effect until Tenant delivers two consecutive quarterly financial statements indicating that Tenant’s unrestricted cash position is greater than or equal to $2,000,000.00. Following such delivery of consecutive financial statements, Landlord shall return the Credit Enhancement to Tenant. Such Credit Enhancement shall provide that Landlord may draw on the Credit Enhancement by furnishing a sight draft in the amount demanded together with a statement certified by Landlord that (1) an Event of Default has occurred and is continuing under the Lease, or Landlord is barred by any applicable, bankruptcy or creditors’ rights law from declaring an Event of Default has occurred, and (2) Landlord is entitled to the requested amount as either payment of any sum in default or as reimbursement for any sum which Landlord was required to spend by reason of default by Tenant under this Lease. The Credit Enhancement shall be valid for at least one (1) year and Tenant shall cause the Credit Enhancement to be renewed no later than thirty (30) days prior to its expiration date and any renewal shall be for at least one (1) year. If Tenant fails to renew an expiring Credit Enhancement (and furnish Landlord the renewal document) at least thirty (30) days prior to an expiration, Landlord, with not less than ten (10) days prior written notice to Tenant, shall be entitled thereafter to draw upon the Credit Enhancement in the full amount of the Credit

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Enhancement (unless a renewal or replacement Credit Enhancement is provided during said ten (10) day period) in which event Landlord shall retain said money as a cash security deposit hereunder. Tenant acknowledges and agrees that Landlord may collaterally assign the Credit Enhancement to Landlord’s Mortgagee and such Mortgagee will have the same rights to draw on the Credit Enhancement as Landlord has pursuant to this Lease. Any draw or other action in regard to the Credit Enhancement taken by Landlord’s Mortgagee shall be deemed, for purposes of this Lease, as a draw or other action taken by Landlord. Landlord shall assign the Credit Enhancement to any successor in interest to Landlord’s interest in this Lease.

ARTICLE IX - CASUALTIES

§9.01 General. If the Premises are damaged by fire or other casualty during the Term, then the following shall apply:

(A) The Landlord shall restore the Premises with reasonable promptness, taking into account the time required by the Landlord to effect a settlement with, and to procure any insurance proceeds from, any insurer against such casualty, to substantially the same condition as existed immediately before such casualty. Landlord may temporarily enter and possess any or all of the Premises for such purpose. The Landlord shall not be obligated to repair, restore or replace any fixture, improvement, alteration, furniture or other property owned or installed by the Tenant.

(B) The times for commencement and completion of any such restoration shall be extended for the period of any delay arising due to force majeure causes beyond the Landlord’s control. If the Landlord undertakes to restore the Premises, but such restoration cannot be accomplished within 90 days after the date of casualty, as determined by estimate of Landlord upon such casualty, then Tenant may terminate this lease by giving written notice thereof to the Landlord within 15 days after receipt of such estimate from Landlord.

(C) From the time of such casualty to the completion of restoration as described above, Tenant’s rental obligations shall be abated proportionately from that portion of the Premises which is rendered untenantable as a result of the casualty.

§9.02 Substantial Destruction. Anything contained in the foregoing provisions of this section to the contrary notwithstanding:

(A) If during the Term the Building is so damaged by fire or other casualty that (a) either the Premises or the Building are rendered substantially unfit for occupancy, as reasonably determined by the Landlord, or (b) the Building is damaged to the extent that the Landlord elects to demolish the Building, or if any mortgagee or lender requires that any or all of the insurance proceeds issued on account thereof be used to retire any or all of the debt secured by its mortgage, then in any such case the Landlord may elect to terminate this Lease as of the date of such casualty by giving written notice thereof to the Tenant within 60 days after such date; and

(B) In such event, (1) the Tenant shall pay to the Landlord the Base Rent and any Additional Rent payable by the Tenant hereunder and accrued through the date of such casualty, (2) the Landlord shall repay to the Tenant any and all prepaid Rent for periods beyond such casualty, and (3) the Landlord may enter upon and repossess the Premises without further notice provided that Tenant is given a reasonable time to remove its property from the Premises.

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§9.03 Tenant’s Negligence. Anything contained in any provision of this Lease to the contrary notwithstanding, if any such damage to the Premises, the Building or Project are caused by or result from the gross negligence or willful misconduct of the Tenant or any of its employees, contractors, agents or licensees, then (a) the Rent shall not be abated or apportioned as aforesaid, and (b) the Tenant shall pay to the Landlord upon demand, as Additional Rent, the cost of any repairs and restoration made or to be made as a result of such damage, except if and to the extent that such costs are covered under Landlord’s property insurance.

ARTICLE X - CONDEMNATION

§10.01 Right to Award. If any or all of the Premises are taken by the exercise of any power of eminent domain or are conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which a “Condemnation”), the Landlord shall be entitled to collect from the condemning authority thereunder the entire amount of any award or consideration for such conveyance, without deduction therefrom for any leasehold or other estate held by the Tenant under this Lease. The Landlord shall be entitled to conduct any condemnation proceeding and any settlement connected therewith free of interference from the Tenant, and the Tenant hereby waives any right which it has to participate therein. However, the Tenant may seek, in a separate proceeding, a separate award on account of any damages or costs incurred by the Tenant as a result of any such Condemnation, so long as such separate award in no way diminishes any award or payment which the Landlord would otherwise receive as a result of such Condemnation.

§10.02 Effect of Condemnation. If (a) all of the Premises are covered by a Condemnation, or (b) any part of the Premises is covered by a Condemnation and the remainder is insufficient for the reasonable operation of the Tenant’s business, or (c) any of the Buildings is covered by a Condemnation and, in the Landlord’s reasonable opinion, it would be impractical to restore the remainder thereof, or (d) any of the rest of the Project is covered by a Condemnation and, in the Landlord’s reasonable opinion, it would be impractical to continue to operate the remainder of the Project thereafter, then, in any such event, the Term shall terminate on the date on which possession of the property covered by such Condemnation is taken by the condemning authority thereunder, and all Rent (including any Additional Rent and other charges payable hereunder) shall be apportioned and paid to such date. If there is a Condemnation and the Term does not terminate pursuant to the foregoing provisions of this subsection, the operation and effect of this Lease shall be unaffected by such Condemnation, except that the Base Rent shall be reduced in proportion to the square footage of floor area, if any, o F the Premises covered by such Condemnation.

§10.03 Interruption. If there is a Condemnation, the Landlord shall have no liability to the Tenant on account of any (a) interruption of the Tenant’s business upon the Premises, (b) diminution in the Tenant’s ability to use the Premises, or (c) other injury or damage sustained by the Tenant as a result of such Condemnation.

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ARTICLE XI - ASSIGNMENT/SUBLETTING

§11.01 Actions Covered. Any assignment by Tenant of this Lease or its rights hereunder, any subletting of the Premises and any license, mortgage, pledge or other transfer of any part of the Premises or any of Tenant’s interests therein or under this Lease shall all be referred to hereinafter as a “Transfer.” Furthermore, the sale, assignment or other transfer of any direct or indirect controlling interest in the Tenant (if a corporation), the sale, assignment or other transfer of any general partnership interest in Tenant (if a partnership), the sale, assignment or other transfer of any managing membership interest in Tenant (if a limited liability company), the sale of substantially all of Tenant’s assets, and the merger or consolidation of Tenant into another organization or the reorganization or dissolution of Tenant, after which Tenant shall not be the surviving corporation or partnership, shall each be considered a “Transfer” for the purposes of this Lease.

§11.02 Restrictions. Tenant shall not Transfer this Lease or the Premises without first obtaining the Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Tenant proposes any Transfer, Tenant shall notify Landlord in writing at least 30 days before the date on which the Transfer is to be effective and, as included with such notice, furnish Landlord with (i) the name of the entity receiving such Transfer (the “Transferee”), (ii) a detailed description of the business of the Transferee, (iii) audited financial statements of the Transferee, (iii) all written agreements governing the Transfer, (iv) any other information reasonably requested by the Landlord with respect to the Transfer or the Transferee, and (v) an amount, to be established, for Landlord’s costs to be incurred in connection with the review and processing of such documentation. Landlord shall respond to Tenant’s request for approval or disapproval of the Transfer within 20 days after Landlord receives the request and all documents and information required above.

§11.03 Liability to Landlord. Tenant hereby agrees that notwithstanding anything in this Lease to the contrary, and regardless of whether or not Landlord’s consent is required hereunder, no Transfer shall be valid or effective unless and until the Transferee agrees in a written document, in form and substance satisfactory to Landlord, that the Transferee shall (1) in the case of a subletting of any part of the Premises, observe and perform all duties, obligations and liabilities of the Tenant under the terms of this Lease as such terms relate to the space subleased, or (2) in the case of all other Transfers, observe and perform all duties, obligations and liabilities of the Tenant under the terms of this Lease. In addition, no Transfer of any kind, regardless of whether or not Landlord’s consent thereto is required hereunder, shall serve to relieve or release the Tenant in any way from full and direct liability for the timely performance of all of the Tenant’s duties and obligations under this Lease.

§11.04 Excess Rents. In the event that Tenant effects any Transfer and at any time receives rent and/or other consideration on a periodic basis which exceeds that which Tenant is obligated to pay to Landlord hereunder, Tenant shall pay to Landlord fifty percent (50%) of such excess rent or other consideration when and as received by Tenant, however, not later than 30 days after receipt of such excess consideration.

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§11.05 Permitted Transfers. Notwithstanding any provision in this Lease to the contrary, Tenant shall have the right to assign this Lease or sublet all or a portion of the Premises without Landlord’s consent to any corporation or business entity which controls, is controlled by or is under common control with Tenant, or to a corporation or other business entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires substantially all of the Tenant’s business assets in the State where the Premises are located as a going concern. Tenant shall be required to notify Landlord in writing within 30 days of such assignment or sublet and the basic terms of such arrangement.

§11.06 Landlord’s Transfers. Landlord shall have the unrestricted right to assign or transfer its interest in this Lease to purchasers of the Building, to holders of mortgages or deeds of trust on the Building, or to any other party, in which event Landlord shall be released from all duties, obligations and liabilities arising hereunder after the assignment or transfer becomes effective.

ARTICLE XII - RULES & REGULATIONS

§12.01 Landlord’s Rules. The Landlord shall have the right to impose and subsequently modify, from time to time and at its sole discretion, reasonable rules and regulations (hereinafter referred to as the “Rules and Regulations,” attached as “Exhibit C”) having uniform applicability to all tenants of the Building (subject to the provisions of their respective leases) and governing their use and enjoyment of the Building and the remainder of the Project, including all parking areas. The Tenant and its agents, employees, invitees and licensees shall comply with such Rules and Regulations. Any rules or regulations the application of which would conflict with any provisions of this Lease or with any rights granted to Tenant hereunder will be deemed waived as to Tenant to the extent necessary to protect Tenant’s interests hereunder.

ARTICLE XIII - MORTGAGE LENDERS

§13.01 Subordination. This Lease shall be subject and subordinate to the lien, operation and effect of each mortgage, deed of trust, ground lease and/or other similar instrument covering any or all of the Premises or the Project, and each renewal, modification or extension thereof (each of which referred to as a “Mortgage”), all automatically and without the necessity of any further action by either party hereto, provided, however, that in the event the beneficiary under any such Mortgage (referred to as a “Mortgagee”) succeeds to the interest of Landlord hereunder through foreclosure or otherwise, such Mortgagee shall honor this Lease and not disturb Tenant in its possession of the Premises except upon an Event of Default (defined in § 14.01 below). In addition, Tenant shall attorn to any such Mortgagee and agrees that such Mortgagee shall not be liable to Tenant for any defaults by Landlord under this Lease or for any other event occurring prior to such Mortgagee’s succeeding to the interest of Landlord hereunder; provided, that if such defaults continue following Mortgagee succeeding to Landlord’s interest, Tenant may give notice of such defaults to Mortgagee as successor Landlord and if not rectified within 30 days, Mortgagee shall be responsible for the continuing defaults.

§13.02 Written Agreement. The Tenant shall, within 15 days after request by the Landlord or any Mortgagee, execute, acknowledge and deliver such further instrument as is reasonably acceptable to Tenant, Landlord and Mortgagee to acknowledge the rights of the parties described in §l 3.01 above and providing such other information and certifications as is reasonably requested. Any Mortgagee may at any time subordinate the lien of its Mortgage to the

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operation and effect of this Lease without obtaining the Tenant’s consent thereto, in which event this Lease shall be deemed to be senior to such Mortgage without regard to their respective dates of execution, delivery and/or recordation among the land records of the jurisdiction in which the Project is located.

§13.03 Estoppel Certificate. The Tenant shall from time to time, within 15 calendar days after request by the Landlord or any Mortgagee, execute, acknowledge and deliver to the Landlord (or, at the Landlord’s request, to any existing or prospective purchaser, assignee or Mortgagee) a written certification (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification, stating the nature of such modification), (b) as to the dates to which the Base Rent and any Additional Rent and other charges arising hereunder have been paid, (c) as to the amount of any prepaid Rent or any credit due to the Tenant hereunder, (d) that the Tenant has accepted possession of the Premises and all improvements thereto are as required hereunder, and the date on which the Term commenced, (e) as to whether, to Tenant’s actual knowledge, the Landlord or the Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default), and (f) as to any other fact or condition reasonably requested by the Landlord or such other party. Any such certificate may be relied upon by the Landlord and any such other party to whom the certificate is directed.

§13.04 SNDA. Landlord represents that as of the execution of this Lease, the only holder of a lien of any kind on the Project that is superior to this Lease (including, without limitation, any lessor under a ground lease) is Berkadia Commercial Mortgage LLC. Within 60 days following the Commencement Date, Landlord will deliver to Tenant a commercially reasonable non-disturbance agreement executed by such superior lien holder agreeing in substance that, so long as Tenant is not in default under the terms of this Lease, its tenancy and all of its rights hereunder will not be disturbed throughout the term of this Lease and any extensions thereof. Said non-disturbance agreement shall be of form and content used and accepted by Berkadia Commercial Mortgage LLC.

ARTICLE XIV - DEFAULT AND REMEDIES

§14.01 Defaults. As used in the provisions of this Lease, each of the following events shall constitute, and is hereinafter referred to as, an “Event of Default” if such event continues following the grace periods described below:

(A) If the Tenant fails to (1) pay any Rent or any other sum which it is obligated to pay by any provision of this Lease, when and as due and payable hereunder, or (2) perform any of its other obligations under the provisions of this Lease; or

(B) If the Tenant or any guarantor of this Lease (1) applies for or consents to the appointment of a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets, (2) is subject to a petition in bankruptcy, (3) admits in writing its inability to pay its debts as they come due, (4) makes an assignment for the benefit of its creditors, (5) files a petition or an answer seeking a reorganization or an arrangement with creditors, or seeks to take advantage of any insolvency law, (6) voluntarily performs any other act of bankruptcy, or (7) files an answer admitting the material allegations of a petition filed against the Tenant in any bankruptcy, reorganization or insolvency proceeding; or

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(C) If the Tenant fails to assume possession and occupancy of the Premises within 15 days after the Commencement Date, or if thereafter the Tenant vacates or abandons the Premises for more than 15 continuous days.

§14.02 Grace Period. Anything contained in the provisions of this article to the contrary notwithstanding, on the occurrence of an Event of Default, the Landlord shall not exercise any right or remedy which it holds under any provision of this Lease or applicable law unless and until:

(A) The Landlord has given written notice thereof to the Tenant, and

(B) The Tenant has failed, (1) if such Event of Default consists of a failure to pay money, to pay all of such money within 5 days after such notice, or (2) if such Event of Default consists of something other than a failure to pay money, to fully cure such Event of Default within 30 days after such notice or, if such Event of Default cannot be cured within 30 days and Tenant commences to cure same within 15 days, to fully cure such Event of Default within a commercially reasonable time period.

(C) No such notice shall be required, and the Tenant shall be entitled to no such grace period, (1) in any emergency situation in which the Landlord acts to cure such Event of Default pursuant to the provisions of subsection (B) in §14.03 below, or (2) if the Tenant has substantially terminated or is in the process of substantially terminating its continuous occupancy and use of the Premises, or (3) in the case of any Event of Default enumerated in the provisions of subsection (B), items (1), (3), (4), (5), (6) or (7) in §14.01 above.

§14.03 Remedies. Upon the occurrence of any Event of Default, the Landlord may (subject to § 14.02 above) take any or all of the following actions:

(A) Sell at public or private sale all or any part of the fixtures, equipment, inventory and other property belonging to Tenant and in which the Landlord has a lien by grant from Tenant, statute or otherwise, at which sale Landlord shall have the right to become the purchaser upon being the highest bidder, and apply the proceeds of such sale, first, to the payment of all costs and expenses of seizing and storing such property and conducting the sale (including all attorneys’ fees), second, toward the payment of any indebtedness, including (without limitation) that for Rent, which may be or may become due from Tenant to Landlord, and, third, to pay Tenant any surplus remaining after all indebtedness of Tenant to Landlord including expenses has been fully paid;

(B) Perform on behalf of and at the expense of Tenant any obligation of Tenant under this Lease which Tenant has failed to perform, without prior notice to Tenant, the total cost of which by Landlord shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand.;

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(C) With or without terminating this Lease and the tenancy created hereby, re-enter the Premises with or without court action or summary proceedings, remove Tenant and all other persons and property from the Premises, and store any such property in a public warehouse or elsewhere at the costs of and for the account of Tenant, all without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby;

(D) With or without terminating this Lease, and from time to time, make such improvements, alterations and repairs as may be necessary in order to relet the Premises, and relet he Premises or any part thereof upon such term or terms (which may be for a term extending beyond the term of this Lease) at such rental or rentals and upon such other terms and conditions (which may include concessions, free rent and/or improvements) as Landlord in its sole discretion may deem advisable; and, upon each such reletting, all rentals received by Landlord shall be applied, first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, second, to the payment of all costs and expenses of such reletting (including but not limited to brokerage fees, attorneys’ fees and costs of improvements, alterations and repairs), third, to the payment of all Rent due and unpaid hereunder, and the balance, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder;

(E) Enforce any provision of the Lease or any other agreement between the parties by injunction, temporary restraining order or other similar equitable remedy, to which the Tenant hereby expressly consents and agrees; and/or

(F) Exercise any other legal or equitable right or remedy which it may have by law or otherwise.

No reentry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding that Landlord may have re-leased the Premises without termination, Landlord may at anytime thereafter elect to terminate this Lease for any previous default. If the Premises or any part thereof is re-leased, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting. No action taken by the Landlord under the provisions of this section shall operate as a waiver of any right which the Landlord would otherwise have against the Tenant for the Rent hereby reserved or otherwise, and the Tenant shall at all times remain responsible to the Landlord for any loss and/or damage suffered by the Landlord by reason of any Event of Default.

§14.04 Damages. Upon any Event of Default, Tenant shall remain liable to the Landlord for the following amounts: (a) any Rent of any kind whatsoever which may have become due with respect to the period in the Term which has already expired, (b) all Rent which becomes due during the remainder of the Term less the actual net rent collected by Landlord from successor Tenant(s) for the Premises of which such collections will be reimbursed to Tenant upon receipt, (c) all unamortized costs, fees and expenses incurred by Landlord for leasing commissions, construction and other build-out, design and permitting costs for any replacement tenant incurred during the term of this Lease in the event Tenant does not complete the full term of the Lease and (d) all costs, fees and expenses incurred by Landlord in pursuit of its remedies hereunder,

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including but not limited to attorneys’ fees and court costs. All such amounts shall be due and payable immediately upon demand by Landlord and shall bear interest at 15% per annum until paid. Furthermore, at Landlord’s option, Tenant shall be obligated to pay, in lieu of item (b) above in this § 14.04, an amount (the “Substitute Amount”) which is equal to (i) the present value (calculated using a rate equal to the yield on the 10-year United States Treasury as most recently published in the Wall Street Journal at the time of such calculation) of all Rent which would become due during the remainder of the Term, including all Additional Rent which shall be deemed to continue and increase over such remainder of the Term at the average rate of increase occurring over the then-expired portion of the Term, with such present value to be determined by discounting at an annual rate of interest which is equal to the bond-equivalent yield for the most recent auction of U.S. Treasury Bills with a 1-year maturity less (ii) the actual net rent collected by Landlord from successor Tenant for the Premises for the remainder of the Term. Any suit or action brought by Landlord to collect any such liquidated damages shall not in any manner prejudice any other rights or remedies of Landlord hereunder.

§14.05 Landlord’s Lien. Tenant hereby acknowledges Landlord’s statutory lien in Arizona Revised Statutes §33-362.

§14.05 Landlord Default. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations or breaches any of its covenants contained in this Lease and (unless another time limit is elsewhere in this Lease specifically provided) the default continues for a period of 30 days after written demand for performance is given by Tenant, or if the default is of such a character as to require more than 30 days to cure and Landlord shall fail to commence said cure promptly and use reasonable diligence in working to complete such cure.

§14.06 Waiver of Jury Trial. All parties hereto, ,both the Landlord and Tenant as principals and any guarantors, hereby release and waive any and all rights provided by law to a trial by jury in any court or other legal proceeding initiated to enforce the terms of this Lease, involving any such parties, or connected in any other manner with this Lease.

§14.07 Tenant Intellectual Property. All intellectual property of Tenant (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant. Landlord hereby releases and waives any lien, statutory or otherwise, that Landlord may have with respect to such Tenant’s Property.

ARTICLE XV - QUIET ENJOYMENT

§15.01 Covenant. Landlord hereby covenants that the Tenant, on paying the Rent and performing the covenants set forth herein, shall peaceably and quietly hold and enjoy throughout the Term the Premises and such rights as the Tenant may hold hereunder with respect to the remainder of the Project.

ARTICLE XVI - NOTICES

§16.01 Notices. Any notice, demand or other communication to be provided hereunder to a party hereto shall be (a) in writing, (b) deemed to have been given (i) 3 days after being sent in the United States registered or certified mails, postage prepaid, return receipt requested (ii) one day after being sent by overnight courier, or (iii) immediately upon its actual delivery, and (c) addressed to each respective party at the Notice Address for such party set forth in the Fundamental Lease Provisions.

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ARTICLE XVII - GENERAL

§17.01 Entire Agreement. This Lease represents the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same.

§17.02 Amendment. This Lease may be amended by and only by a written instrument executed and delivered by each party hereto.

§17.03 Applicable Law. This Lease shall be given effect and construed by application of the law of the state in which the Project is located.

§17.04 Waiver. The Landlord shall not be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing, and no delay or omission by the Landlord in exercising any such right shall be deemed to be a waiver of its future exercise. No such waiver as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance or any other such right.

§17.05 Time of Essence. Time shall be of the essence of this Lease.

§17.06 Headings. The headings of the articles, subsections, paragraphs and subparagraphs hereof are provided herein only for convenience of reference and shall not be considered in construing their contents.

§17.07 Severability. No determination by any court, governmental body or otherwise that any provision of this lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision or such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

§17.08 Successors and Assigns. This Lease shall be fully binding upon the parties hereto and each of their respective successors and assigns. Whenever two or more parties constitute the Tenant, all such parties shall be jointly and severally liable for performing the Tenant’s obligations hereunder.

§17.09 Commissions. Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for the Broker of Record. Each party hereto shall indemnify the other against any inaccuracy in such party’s representation.

§17.10 Recordation. This Lease may not be recorded among the land records or among any other public records, without the Landlord’s prior written consent.

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§17.11 Liability Limitation. Neither Landlord nor any trustee, director, officer, employee, representative, asset manager, investment advisor or agent of Landlord, nor any of their respective successors and assigns, shall be personally liable in any connection with this Lease, and Tenant shall resort solely to the Building for the payment to Tenant of any claim or for any performance by Landlord hereunder.

§17.12 Authority. Tenant, as well as any entities and/or individuals executing this Lease on behalf of Tenant, represent and warrant to Landlord that the execution, delivery and performance of this Lease have been duly authorized by all required corporate, partnership or other action on the part of Tenant, and this Lease constitutes the valid and binding obligation of Tenant enforceable against Tenant in accordance with its terms.

§17.13 Exhibits. Each exhibit, addendum or other attachment hereto is hereby made a part of this Lease having the full force of all other provisions herein.

§17.14 Tenant Improvements. Per Exhibit B “Space Improvements”.

§17.15 Parking. The parking ratio of the building is approximately 4.1:1000. Landlord shall provide the Tenant with ten (10) covered reserved parking space at no additional charge for the term of the lease. All uncovered unreserved spaces shall be available on a first come, first serve basis. Additional surface covered parking stalls may be available to Tenant at a charge of $35.00 per stall per month on a first come first serve basis.

§17.16 Signage. Landlord at Landlord’s sole cost shall provide Tenant the following building signage:

a.)	Tenant’s name and suite number on suite entrance

b.)	Building Directory signage

c.)	(1) plaque on one newly constructed monument sign, subject to city and HOA approval and pursuant to provisions stated in §6.01 under Article VI. “Improvements to Premises”

[Remainder of Page Intentionally Left Blank.]

23.

IN WITNESS WHEREOF, each party hereto has executed this Lease under seal on the day and year written first above.

LANDLORD:	JUTLAND 4141 INVESTMENTS, LTD.

	By:	Authorized Agent

	By:	/s/ Graeme Gabriel
Witness	Name:	Graeme Gabriel
	Title:	Authorized Representative
	Date:	1/18/11

STATE OF	)
COUNTY OF	)

The foregoing instrument was acknowledged before me, a notary public, this          day of                 , 2010, by                                                              , as                                                  , of                                                              , Authorized Agent of Jutland 4141 Investments, Ltd., a California limited partnership, on behalf of the partnership

Notary Public

My Commission Expires:

24.

EXHIBIT A

FLOOR PLAN OF PREMISES

25.

Everspin Technologies

Chandler Office Center
1347 N. Alma School Rd.
Chandler, AZ

EXHIBIT "A"

FINAL SPACE PLAN APPROVALS
APPROVAL
DATE
1/24/11
APPROVAL
DATE

Doerr Design Associates, LLC
623-582-9034 - office
623-581-7584 - fax
jamesdoerr@doerrdesign.com

01/17/2011

26.

EXHIBIT B

SPACE IMPROVEMENTS

27.

EVERSPIN

EXHIBIT “B”

Cubicles (31 purchased by the landlord)

Flooring (VCT tile, Antistatic Floor and Carpet) Demo of existing walls, ceiling tiles and flooring Millwork

Plumbing

HVAC adjustments

Painting

Sprinkler head adjustments

Electrical demo and new installation

New interior walls, doors and side lights

Window blinds as needed

New ceiling tiles and grid as needed

Subject to change: Items listed could vary per City of Chandler codes and agreed to tenant suite plan from the architect, James Doerr.

AGREED AND ACCEPTED:

By

Its

Date

28.

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of California

County of San Diego

On January 18, 2011 before me, M L Lucus Notary Public
(Date) (Here Insert Name and Title of the Officer)

personally appeared Graeme Gabriel
(Name(s) of Signer(s))

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

M. L. LUCUS
Commission # 1914409
Notary Public - California
San Diego County
My Comm. Expires Dec 23, 2014

Place Notary Seal Above

Signature M L Lucus
(Signature of Notary Public)

OPTIONAL

Though the information below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent removal and reattachment of this form to another document.

Description of Attached Document

Title or Type of Document: Office Lease Agreement

Document Date: January 7, 2011 Number of Pages: 26

Signer(s) Other Than Named Above: Philip LoPresti

Capacity(ies) Claimed by Signer(s)

Signer's Name: ______

- ☐ Individual
- ☐ Corporate Officer — Title(s): ______
- ☐ Partner — ☐ Limited ☐ General
- ☐ Attorney in Fact
- ☐ Trustee
- ☐ Guardian or Conservator
- ☐ Other: ______

Signer Is Representing: ______

RIGHT THUMBPRINT OF SIGNER
Top of thumb here

Signer's Name: ______

- ☐ Individual
- ☐ Corporate Officer — Title(s): ______
- ☐ Partner — ☐ Limited ☐ General
- ☐ Attorney in Fact
- ☐ Trustee
- ☐ Guardian or Conservator
- ☐ Other: ______

Signer Is Representing: ______

RIGHT THUMBPRINT OF SIGNER
Top of thumb here

©2007 National Notary Association • 9350 De Soto Ave., P.O. Box 2402 • Chatsworth, CA 91313-2402 • www.NationalNotary.org Item #5907 Reorder: Call Toll-Free 1-800-876-6827

29.

30.

EXHIBIT C

RULES AND REGULATIONS

1. Neither the whole nor any part of the sidewalks, plaza areas, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the premises of such tenant.

2. Building standard suite entrance signs to Premises shall be placed thereon by a contractor designated by Landlord at Landlord’s expense. Names to be replaced on or removed from directories should be furnished to the manager in writing on Tenant’s letterhead. All replacement directory strips will be at the expense of the Tenant. Landlord will determine size and uniformity of strips.

3. No awning, canopy, sign or other projection shall be attached to the outside walls or windows of the Building without Landlord’s prior written consent. No curtain, blind, shade, or screen (other than those furnished by Landlord as building standard) shall be attached to, hung in or used in connection with any window or door of the premises of any tenant.

4. No tenant shall mark, paint, drill into, or in any way deface any part of the Building or its premises. No boring, cutting, or stringing of wires shall be permitted. No nails, hooks or screws shall be driven or inserted in any part of the Building, except by the Building maintenance personnel, nor shall any part be defaced by Tenant. All nail holes are to be patched and repaired in Tenant’s suite by Tenant upon vacating the Premises. Landlord will allow tenant to hang pictures with screws or wall anchors.

5. No tenant shall make, or permit to be made, any unseemly or disturbing noises (whether by the use of any musical instrument, radio, television or other audio device) or allow any unreasonable odors to emanate from its space, nor shall any tenant unreasonably annoy, disturb or interfere with other tenants or occupants of the Building or neighboring buildings.

6. No change shall be made in door locks, including the addition of locks, without Landlord’s prior written consent. Landlord will allow tenant to have the locks changed when tenant moves in. Upon lock change, Tenant shall supply Landlord with a duplicate key for Landlord emergency access. Each tenant must upon the termination of its tenancy restore to Landlord all keys to offices and toilet rooms either furnished to, or otherwise procured by, such tenant. In the event of the loss of any keys during the Term, Tenant shall pay Landlord the reasonable cost of replacement keys.

7. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally, including, without limitation, the right to exclude from the Building, except during the hours the Building is open to the public, all persons who do not present suitable identification satisfactory to Landlord.

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8. Each tenant, before closing and leaving its premises at any time, shall see that all entrance doors are locked and that all electrical appliances are turned off. Suite and entrance doors shall remain closed at all times. Tenant shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before the Tenant or the Tenant’s employees leave the Building, and that all electricity, gas and air conditioning shall likewise be carefully shut off, so as to prevent waste or damage, where controlled by Tenant.

9. No premises shall be used, or permitted to be used, for lodging or sleeping or for any illegal purpose.

10. Canvassing, soliciting and peddling in the Building are prohibited.

11. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require use of stairways, elevators or movement through Building entrance or lobby shall be restricted to hours designated by Landlord. All such movement shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by pre-arrangement before performance. Such pre-arrangement initiated by Tenant will include determination by Landlord and subject to its decision and control, as to the concerns which may prohibit any article, equipment or any other item from being brought into the Building. There shall not be used in the Building by any tenant or their agents or contractors, in the delivery or receipt of merchandise, freight or other matter, any hand trucks or other means of conveyance, except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require.

12. No animals of any kind shall be brought into or kept about the Building by any tenant except assistance animals.

13. No tenant shall place, or permit to be placed, on any part of the floor or floors of its premises a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. The Landlord shall have the power to prescribe the weight and position of such safes or other objects which shall, if considered necessary by the Landlord, be required to be supported by such additional materials placed on the floor as the Landlord may direct, and at the expense of the Tenant.

14. No vending machines shall be permitted to be placed or installed in any part of the Building or premises by any tenant without the prior written consent of Landlord. Landlord reserves the right to place or install vending machines in any of the common areas of the Building.

15. No plumbing or electrical fixtures shall be installed by any tenant without the prior written consent of Landlord.

16. All Tenants shall adhere to and obey all such parking control measures as may be placed into effect by the Landlord through the use of signs, identifying decals or other instructions. Bicycles, motorcycles or any other type of vehicle shall not be brought into the lobby or elevators of the Building or into the premises of any tenant.

17. Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any services on or to the premises for tenant, to Landlord for Landlord’s approval and supervision before performance of any service. This provision shall apply to all

32.

work performed in the Building, including installation of telephones, telegraph equipment, electrical devices and attachments and any installation of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building. Such approval, if given, shall in no way make Landlord a party to any contract between tenant and any such contractor, and Landlord shall have no liability therefor.

18. No trash or other objects shall be placed in the public corridors or sidewalks of the Building. Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant, its employees, agents, visitors or licensees shall be paid by Tenant, and Landlord shall not in any case be responsible therefor.

19. Landlord does not clean or maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. Landlord shall have no obligation to repair, re-stretch, or replace carpeting, but will spot-clean and sweep carpeting as part of any janitorial services required to be furnished by Landlord under the Lease. Tenants shall not cause unnecessary labor by reason of carelessness or indifference in the preservation of good order and cleanliness. The work of the janitor or cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and such work may be done at any time when the offices are vacant. The windows, doors and fixtures may be cleaned at any time without interruption of purpose for which the Premises are let. Tenant shall provide adequate waste and rubbish receptacles, cabinets, bookcases, map cases, etc. necessary to prevent unreasonable hardship to Landlord in discharging its obligation regarding cleaning service. Boxes should be broken down to fit into containers.

20. All holiday decorations and other temporary or special decorations must be flame-retardant. No live Christmas trees or candles are to be used throughout the Building. No decorations should be hung on the exterior windows or on exterior suite doors.

21. There shall be no smoking permitted in the Building.

22. Tenants and Tenant’s visitors and invitees are permitted to park in designated spaces only. Parking hours are the same as Business hours. Landlord reserves the right to change reserved and leased parking spaces at its sole discretion. Violations of the following rules may result in towing from the Project at the owner’s expense:

a. Vehicles are not to exceed 2 miles per hour speed limit in the garage.

b. Mechanical repairs to vehicles are not permitted on the Project.

c. Oversized vehicles are not permitted at the Project.

d. No parking in fire lands, loading zones or any other areas not designated as a parking space.

e. Vehicles that leak excessive fluids will be required to protect the parking surface.

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23. Landlord reserves the right, at any time and from time to time, to rescind, alter, or waive, in whole or in part, or to add to any of these Rules and Regulations when it is deemed necessary, desirable or proper, in Landlord’s judgment, for its best interest or for the best interests of all tenants.

24. Violations of these Rules and Regulations, or any amendments thereof or additions thereto, constitute a default of this Lease if Tenant fails to cure such violation within 48 hours of issuance of Landlord’s written notice of such violation.

34.